News Release

Investors:    Greg Bensen
Director, Investor Relations
303-405-6665

QEP RESOURCES REPORTS SECOND QUARTER 2013 FINANCIAL AND OPERATING RESULTS

DENVER — July 31, 2013 // QEP Resources, Inc. (NYSE: QEP) ("QEP" or the "Company") today reported second quarter 2013 financial and operating results. The Company reported net income during the second quarter 2013 of $178.4 million, or $0.99 per diluted share, compared to a net loss of $0.7 million, or no earnings per diluted share, in the second quarter 2012. Net income or loss includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, non-cash price-related impairment charges, a loss from early extinguishment of debt, certain significant accrued litigation loss contingencies, and the income tax effect of each of these items. Excluding these items, the Company’s Adjusted Net Income (a non-GAAP measure) was $62.8 million, or $0.34 per diluted share, for the second quarter 2013, compared to $54.6 million, or $0.31 per diluted share, for the comparable 2012 period. The higher Adjusted Net Income was due primarily to higher oil production and improved natural gas prices offset by lower midstream NGL revenue and higher depreciation, depletion and amortization and other expenses in the second quarter 2013 compared to 2012.

Adjusted EBITDA (a non-GAAP measure) for the second quarter 2013 was $389.5 million, compared to $336.9 million in the second quarter 2012, a 16% increase. The definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA and Adjusted Net Income to net income are provided within the financial tables of this release.

Second Quarter 2013 Highlights

▪	QEP Energy's crude oil production increased 82% over the second quarter 2012 to a record 2.4 million barrels.

▪	Crude oil and NGL comprised 27% of QEP Energy's production compared to 20% in the second quarter 2012.

▪	QEP Field Services' fee-based processing revenue increased 10% compared to the second quarter 2012.

▪
On May 9, 2013, QEP filed a registration statement with the U.S. Securities and Exchange Commission (SEC) in anticipation of a proposed initial public offering of limited partner interests in QEP Midstream Partners, LP ("QEPM"), a wholly owned subsidiary of QEP Resources, Inc. See the discussion below* regarding QEPM and the registration statement.

“The second quarter was one of steady progress at QEP,” commented Chuck Stanley, Chairman, President and CEO of QEP Resources. “We continued to increase activity in the Williston Basin and brought on 15 new operated wells in the quarter.  Individual well performance has been in line with or ahead of expectations, and we continue to make progress on lowering well costs.   Crude oil volumes increased 82% from the second quarter 2012 and 12% from the prior quarter to a new record level.  Crude oil and NGL volumes represented 27% of total production in the quarter, up 2% from the first quarter of 2013 and 7% from the prior year quarter, and crude oil comprised over 18% of production compared to less than 10% in the second quarter of 2012.  Through steady execution we remain on track to deliver crude oil volume growth of at least 70% in 2013.

“We continue to make progress on the rationalization of our upstream portfolio with two asset sales now closed and a purchase and sale agreement signed for a third group of assets," continued Stanley.  "Combined gross proceeds from these three sales are expected to be over $200 million.  Despite these asset sales, our production guidance for 2013 remains unchanged from last quarter.

“QEP Field Services delivered improved financial results compared to the first quarter.  Gathering margin improved 10% from the prior quarter on increased revenue and lower costs.  Fee-based processing revenue increased 18% from the prior quarter due primarily to the startup of the Iron Horse II cryogenic processing plant in the first quarter and a seasonal increase in volumes in Pinedale.  We have commissioned the 10,000 barrel-per-day expansion of our NGL fractionator at Blacks Fork and are finishing construction of the related rail loading facility expansion,” concluded Stanley.

QEP Financial Results Summary

Adjusted EBITDA by Subsidiary(1)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
	(in millions)
QEP Energy	$332.1	$266.2	25%	$655.8	$534.0	23%
QEP Field Services	58.3	70.1	(17)%	111.5	153.0	(27)%
QEP Marketing and Resources	(0.9)	0.6	(250)%	(2.8)	0.6	—%
Adjusted EBITDA	$389.5	$336.9	16%	$764.5	$687.6	11%

(1) See attached schedule for reconciliations of Adjusted EBITDA to net income by subsidiary.

QEP Energy

▪
Total net equivalent natural gas, crude oil and NGL production decreased 2% to 77.9 Bcfe in the second quarter 2013 compared to 79.6 Bcfe in 2012. Compared to the second quarter 2012, crude oil production increased 82% due primarily to growth in the Williston Basin while natural gas production decreased 11% due entirely to declining Haynesville production. NGL volumes decreased 14% from the second quarter 2012 as a result of ethane rejection (where ethane is not recovered from the production stream as an NGL but is instead sold as natural gas).

▪
Adjusted EBITDA increased 25% compared to the second quarter 2012, driven by increases in oil production volumes and 9%, 8% and 11% increases in the net realized price for natural gas, oil and NGL, respectively.

▪	Crude oil and NGL revenues increased 66% compared to the second quarter 2012 and represented approximately 54% of field-level production revenues.

▪	QEP Energy's capital investment (on an accrual basis) for the first six months of 2013 was $697.1 million including $22.0 million of reserve and leasehold acquisitions.

▪
As announced previously, in June 2013 QEP Energy sold its interest in several non-core oil and gas properties located in the Northern Region for total cash proceeds of $139.7 million and a pre-tax gain on sale of $102.5 million in the second quarter 2013, subject to post-closing adjustments.

▪	Slides with maps and other supporting materials for the second quarter 2013 results referred to in this release are posted on the Company’s website at www.qepres.com.

QEP Field Services

▪
QEP Field Services’ Adjusted EBITDA decreased 17% in the second quarter 2013 compared to the prior-year period, due primarily to lower processing margins driven by weaker NGL component prices, higher natural gas prices, a 28% decrease in NGL sales volumes as a result of ethane rejection and a 16% decrease in natural gas gathering volumes as a result of declining dry gas production volumes on its Haynesville gathering system.

▪	QEP Field Services' capital investment (on an accrual basis) for the first half of 2013 totaled $30.1 million.

QEP 2013 Guidance

QEP Resources has revised its full-year 2013 guidance due to changes in commodity prices. The guidance incorporates commodity price derivative positions in place on the date of this release, assumes ethane rejection for all of 2013, and includes other assumptions summarized in the table below:
Guidance and Assumptions

2013
	Current Forecast	Previous Forecast
(Adjusted EBITDA and capital investments shown in millions)
QEP Resources Adjusted EBITDA(1)	$1,600 - $1,675	$1,575 - $1,675
QEP Energy capital investment	$1,480 - $1,580	$1,480 - $1,580
QEP Field Services capital investment	$90	$120
QEP Marketing capital investment	$1	$1
QEP Resources corporate capital investment	$24	$24
Total QEP Resources capital investment	$1,595 - $1,695	$1,625 - $1,725
QEP Energy production - Bcfe	315 - 320	315 - 320
NYMEX gas price per MMBtu(2)	$3.50 - $4.00	$3.75 - $4.50
NYMEX crude oil price per bbl(2)	$95.00 - $105.00	$85.00 - $95.00
NYMEX/Rockies basis differential per MMBtu(2)	$0.25 - $0.20	$0.25 - $0.20
NYMEX/Midcontinent basis differential per MMBtu(2)	$0.20 - $0.15	$0.20 - $0.15

(1) Due to the forward-looking nature of this non-GAAP financial measure for future periods, information to reconcile it to the most directly comparable GAAP financial measure is not available at this time, as management is unable to project special items or mark-to-market adjustments for future periods.

(2) Prices for remaining 2013 forecast volumes that are not protected by commodity price derivative contracts. See attached schedule at the end of this release for a summary of Commodity Derivative Positions in place on the date of this release.

Operations Summary

QEP Energy

Williston Basin:  Continued growth in crude oil production on 116,000 net acre Bakken/Three Forks leasehold

QEP Energy's Bakken/Three Forks net production averaged 20.4 MBoed during the second quarter 2013.  The Company completed and turned to sales 15 operated wells, including six wells in South Antelope and nine wells within the Fort Berthold Reservation during the second quarter.  The Fort Berthold Reservation completions included the second pod of five wells on the Independence Point ten-well pad (two Three Forks and three Bakken, average working interest 76%) and an additional four-well pad (two Three Forks and two Bakken, average working interest 90%). The South Antelope completions included the first long lateral Bakken wells completed on the Company's South Antelope operated-acreage (two Three Forks and four Bakken, average working interest 95%). The cost and performance of these wells are consistent with or better than our expectations.

The Company also participated in 18 outside-operated Bakken or Three Forks wells that were completed and turned to sales during the second quarter (average working interest 6%).

At the end of the second quarter, QEP Energy was conducting drilling operations on eight separate drilling pads (six in the South Antelope and two within the Fort Berthold Reservation). In addition, QEP had eleven operated wells waiting on completion (average working interest 90%). The Company also had interests in 10 outside-operated wells being drilled (average working interest 3%) and 28 outside-operated wells waiting on completion (average working interest 4%) at the end of the second quarter.

Slides 6-8 depict QEP Energy's acreage and activity in the Bakken/Three Forks play.

Pinedale Anticline: 110 new well completions expected in 2013

During the second quarter 2013, QEP Energy's Pinedale net production averaged 254 MMcfed, of which 13% was oil and NGL. In response to the decline in ethane prices, QEP Energy began rejecting ethane from Pinedale production on December 1, 2012. While ethane rejection results in 7 - 8% less natural gas equivalent sales volumes, it has a negligible impact on gross revenues at current ethane prices. The processing margins for Pinedale propane and heavier NGL components remain positive.

QEP Energy has completed and turned to sales 57 new Pinedale wells (average working interest 74%) through the end of the second quarter. QEP Energy suspends Pinedale completion operations during the coldest months of the winter, generally from December to mid-March. At the end of the second quarter, the Company had 55 Pinedale wells with QEP working interests drilled, cased and awaiting completion.

Drilling and completion efficiencies have allowed QEP Energy to maintain industry-leading average gross completed well costs of approximately $4.2 million per well at Pinedale. Year to date 2013, drill times from spud to total depth averaged 11.8 days compared to an average of 12.8 days in 2012.

At the end of the second quarter, QEP Energy had four rigs operating at Pinedale (including one rig working in an area where QEP Energy is the operator but owns only a small overriding royalty interest). The Company currently expects to complete a total of approximately 110 wells during 2013, including 29 wells in the area in which QEP Energy is the designated operator but owns only a small overriding royalty interest.

Please refer to slides 9-10 for additional details on the Company's Pinedale operations.

Uinta Basin: Continued development drilling in the liquids-rich Lower Mesaverde Play

During the second quarter 2013, Uinta Basin net production averaged 76 MMcfed of which 33 MMcfed was from the Lower

Mesaverde play. In response to the decline in ethane prices, QEP Energy commenced rejecting ethane from Uinta Basin gas production in the fourth quarter 2012. Ethane rejection results in 7 - 8% less natural gas equivalent sales volumes but has only a negligible impact on gross revenues at current ethane prices. Processing margins for propane and heavier NGL components remain positive.

QEP Energy commenced development drilling on “Pinedale-style” multi-well pads in the Lower Mesaverde play during the fourth quarter 2012 and initially plans to drill 20-acre density development wells. The pads and wellbore geometries are designed to allow for possible future 10-acre density development wells. Data from the first two pods of eight wells each will be analyzed to ascertain the reserve potential of tighter, 10-acre density development. Average measured depth for a typical Lower Mesaverde well is approximately 11,000 feet.

The Company had one operated drilling rig working in the Lower Mesaverde play and had 70 producing wells in the play, nine of which were completed and turned to sales during the second quarter (100% working interest). QEP Energy has over 3,200 potential remaining locations in this significant liquids-rich gas resource play.

In addition to Lower Mesaverde activity, at the end of the second quarter the Company had one rig drilling horizontal and vertical wells targeting multiple crude oil-bearing limestone and sandstone reservoirs in the Lower Green River Formation, at an average true vertical depth of 5,500 feet. During the second quarter, QEP Energy completed four Company-operated horizontal oil wells in the Uinta Basin (average working interest 50%).

Slides 11-12 depict QEP Energy's acreage and additional details of the Lower Mesaverde play.

Woodford “Cana”: Currently drilling 80-acre density development wells in the liquids-rich core of the play

QEP Energy's net production from the Woodford “Cana” play averaged 77 MMcfed during the second quarter 2013. During the second quarter, QEP Energy completed eight operated wells in the play (average working interest 75%).

QEP has a working interest in 37 outside-operated wells that were drilling or awaiting completion at the end of the second quarter (working interests ranging from less than 1% to 37%).

Slide 13 depicts QEP Energy's acreage and additional details of the Cana play.

Granite Wash: Horizontal development in the Texas Panhandle

QEP Energy's net production from the Texas Panhandle Granite Wash play averaged 37 MMcfed during the second quarter 2013. During the quarter, QEP Energy completed two operated wells in the play (one Granite Wash “A” Formation and one Kansas City “B” Formation, average working interest 86%). QEP Energy also participated in four outside-operated horizontal well completions in the Lansing, Kansas City and Caldwell Formations, average working interest 4%). At the end of the second quarter the Company had one operated Kansas City “B” Formation horizontal well waiting on completion (working interest 100%). The company has one operated drilling rig in the play that was moving between locations at the end of second quarter.

See slide 14 for details on the Granite Wash play.

Haynesville:  No operated drilling activity in the Haynesville Shale play of NW Louisiana

The Company's Haynesville/Cotton Valley net production averaged 206 MMcfed during the second quarter 2013.

In response to low natural gas prices, QEP Energy released its last operated drilling rig in the Haynesville play in July 2012 and deferred completion of the last five wells drilled until the first quarter 2013 (average working interest 48%). No horizontal Haynesville wells were completed in the second quarter 2013. QEP has a working interest in seven outside-operated Haynesville wells that were drilling over the end of the second quarter (average working interest 12%).

Refer to slide 15 for additional information on QEP Energy's Haynesville play.

QEP Field Services

QEP Field Services' Adjusted EBITDA declined 17% from the second quarter 2012 due primarily to lower keep-whole processing margin as a result of lower NGL prices and higher natural gas prices. Compared to the prior quarter, Adjusted EBITDA increased 7% in the second quarter as a result of higher processing margin due primarily to the startup of the Iron Horse II cryogenic gas processing plant and higher gathering margin due primarily to an increase in volumes at Pinedale. Approximately 80% of QEP Field Services' second quarter 2013 net operating revenue was derived from fee-based gathering and processing activities compared to 78% in the second quarter 2012.

Processing margin (total processing plant revenues less plant shrink, transportation, fractionation, and operating expenses) was $29.8 million in the second quarter 2013 compared to $33.1 million in the second quarter 2012, a 10% decrease. Revenue from fee-based processing activity increased by 10%, or $1.8 million, in the second quarter 2013 compared to the second quarter 2012 due primarily to the startup of the Iron Horse II cryogenic gas processing plant. Second quarter 2013 results were negatively impacted by a 24% decrease in keep-whole processing margin (NGL sales revenues less shrink, transportation and fractionation expenses), due primarily to weaker NGL component prices, higher natural gas prices and lower NGL sales volumes as a result of ethane rejection.

Gathering margin (total gathering revenues less gathering related operating expenses) was $41.3 million in the second quarter 2013 compared to $46.8 million in the second quarter 2012, a 12% decrease, due primarily to a 16% decline in gathering volumes resulting from a 48% reduction in northwest Louisiana Haynesville gathering volumes between the two periods.

Commissioning and startup of QEP Field Services' 10,000 barrel per day NGL fractionation facility expansion at QEP's Blacks Fork facility in southwest Wyoming commenced during the last week of June 2013. With the new facility fully operational, NGL fractionation capacity at Blacks Fork is now 15,000 barrels per day. To support this expansion, QEP is also doubling existing railcar loading capacity at Blacks Fork to facilitate access to what are often higher-value local, regional, and national NGL markets. The new railcar loading capacity is expected to be complete during the third quarter 2013.

*The registration statement for the initial public offering of QEPM has not yet become effective. The limited partnership interests of QEPM may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement is available on the SEC's website at http://www.sec.gov under the registrant's name, “QEP Midstream Partners, LP.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of limited partner interests in QEPM in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Second Quarter 2013 Results Conference Call

QEP Resources’ management will discuss second quarter 2013 results in a conference call on Thursday, August 1, 2013, beginning at 9:00 a.m. EST. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through August 31, 2013, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID # 417349. In addition, QEP’s slides for the second quarter 2013, with updated maps showing QEP’s leasehold and current activity for key operating areas discussed in this release, can be found on the Company’s website.
About QEP Resources, Inc.

QEP Resources, Inc. (NYSE: QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily in the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, the Texas Panhandle, and Louisiana) of the United States.  QEP Resources also gathers, compresses, treats, processes and stores natural gas.  For more information, visit QEP Resources’ website at: www.qepres.com.
Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: forecasted Adjusted EBITDA, production and capital investment for 2013 and related assumptions for such guidance; ability to deliver oil volume growth; plans to drill and complete wells; estimated average gross completed well costs and ability to reduce well costs; estimated reserves; average estimated ultimate recoveries per well and strong well performance; completion dates and capacity for new projects of QEP Field Services; remaining locations to drill wells; ethane rejection and its impact; successful completion of asset sales and proceeds from such sales; successful completion of the initial public offering of QEPM; and plans to double railcar loading capacity. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; inability to successfully integrate acquired assets; purchase price adjustments relating to asset sales; risks relating to the securities markets generally; the impact of adverse market conditions affecting QEP's business; fluctuations in processing margins; unexpected changes in costs for constructing, modifying or operating midstream facilities; lack of, or disruptions in, adequate and reliable transportation for QEP's products; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; inadequate supplies of water and/or lack of water disposal sources; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Disclosures regarding Estimated Ultimate Recovery (EUR)

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions. The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC. QEP uses certain terms in its periodic news releases and other presentation materials such as “estimated ultimate recovery” or “EUR”, “resource potential”, and “net resource potential”. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized. The SEC guidelines strictly prohibit QEP from including such estimates in filings with the SEC. Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports on file with the SEC.

QEP RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES	(in millions except per share data)
Natural gas sales	$218.1	$138.9	$415.7	$300.1
Oil sales	208.3	107.2	402.5	218.0
NGL sales	75.3	82.1	143.7	179.5
Gathering, processing and other	42.6	45.8	88.2	95.6
Purchased gas, oil and NGL sales	206.7	125.3	397.4	309.3
Total Revenues	751.0	499.3	1,447.5	1,102.5
OPERATING EXPENSES
Purchased gas, oil and NGL expense	207.0	124.9	403.8	313.3
Lease operating expense	43.5	40.5	82.4	80.6
Natural gas, oil and NGL transportation and other handling costs	37.3	40.7	71.3	75.2
Gathering, processing and other	23.5	20.6	44.1	44.3
General and administrative	40.9	36.8	86.9	72.8
Production and property taxes	39.3	19.4	75.2	44.1
Depreciation, depletion and amortization	249.8	214.4	504.0	413.7
Exploration expenses	2.6	2.1	7.7	4.1
Impairment	0.2	55.4	0.2	61.9
Total Operating Expenses	644.1	554.8	1,275.6	1,110.0
Net gain from asset sales	100.4	—	100.2	1.5
OPERATING INCOME (LOSS)	207.3	(55.5)	272.1	(6.0)
Realized and unrealized gains on derivative contracts	114.0	82.3	79.4	298.6
Interest and other income	3.1	0.9	5.1	2.6
Income from unconsolidated affiliates	1.6	1.4	2.9	3.3
Loss from early extinguishment of debt	—	(0.6)	—	(0.6)
Interest expense	(41.4)	(28.2)	(80.8)	(52.9)
INCOME BEFORE INCOME TAXES	284.6	0.3	278.7	245.0
Income tax provision	(104.8)	(0.1)	(102.6)	(88.8)
NET INCOME	179.8	0.2	176.1	156.2
Net income attributable to noncontrolling interest	(1.4)	(0.9)	(2.0)	(1.7)
NET INCOME (LOSS) ATTRIBUTABLE TO QEP	$178.4	$(0.7)	$174.1	$154.5

Earnings Per Common Share Attributable to QEP
Basic total	$0.99	$—	$0.97	$0.87
Diluted total	$0.99	$—	$0.97	$0.87

Weighted-average common shares outstanding
Used in basic calculation	179.3	177.7	179.1	177.6
Used in diluted calculation	179.5	177.7	179.4	178.5
Dividends per common share	$0.02	$0.02	$0.04	$0.04

QEP RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2013	December 31, 2012
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$139.7	$—
Accounts receivable, net	489.8	387.5
Fair value of derivative contracts	104.1	188.7
Gas, oil and NGL inventories, at lower of average cost or market	3.8	13.1
Prepaid expenses and other	49.3	68.0
Deferred income taxes	6.4	—
Total Current Assets	793.1	657.3
Property, Plant and Equipment (successful efforts method for gas and oil properties)
Proved properties	10,802.2	10,234.3
Unproved properties	919.8	937.9
Midstream field services	1,650.5	1,634.9
Marketing and resources	77.0	64.6
Material and supplies	62.3	61.9
Total Property, Plant and Equipment	13,511.8	12,933.6
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	4,624.8	4,258.1
Midstream field services	382.1	357.9
Marketing and resources	21.0	18.1
Total Accumulated Depreciation, Depletion and Amortization	5,027.9	4,634.1
Net Property, Plant and Equipment	8,483.9	8,299.5
Investment in unconsolidated affiliates	40.0	41.2
Goodwill	59.5	59.5
Fair value of derivative contracts	18.9	4.1
Other noncurrent assets	51.7	46.9
TOTAL ASSETS	$9,447.1	$9,108.5

LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$95.5	$39.7
Accounts payable and accrued expenses	496.7	643.4
Production and property taxes	50.7	41.8
Interest payable	38.0	36.9
Fair value of derivative contracts	2.5	2.6
Deferred income taxes	—	5.0
Total Current Liabilities	683.4	769.4
Long-term debt	3,405.7	3,206.9
Deferred income taxes	1,603.3	1,493.5
Asset retirement obligations	179.9	191.4
Fair value of derivative contracts	—	3.6
Other long-term liabilities	123.7	130.0
Commitments and contingencies
EQUITY
Common stock - par value $0.01 per share; 500.0 million shares authorized; 179.6 million and 178.5 million shares issued, respectively	1.8	1.8
Treasury stock - 0.3 million and 0.1 million shares, respectively	(12.6)	(3.7)
Additional paid-in capital	480.8	462.1
Retained earnings	2,940.0	2,773.0
Accumulated other comprehensive (loss) income	(5.4)	32.8
Total Common Shareholders' Equity	3,404.6	3,266.0
Noncontrolling interest	46.5	47.7
Total Equity	3,451.1	3,313.7
TOTAL LIABILITIES AND EQUITY	$9,447.1	$9,108.5

QEP RESOURCES, INC. CONSOLIDATED CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$176.1	$156.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	504.0	413.7
Deferred income taxes	121.0	77.1
Impairment	0.2	61.9
Share-based compensation	13.2	12.3
Amortization of debt issuance costs and discounts	3.1	2.4
Dry exploratory well expense	—	0.1
Net gain from asset sales	(100.2)	(1.5)
Income from unconsolidated affiliates	(2.9)	(3.3)
Distributions from unconsolidated affiliates and other	4.1	3.5
Non-cash loss on early extinguishment of debt	—	0.1
Unrealized loss (gain) on derivative contracts	1.4	(89.9)
Changes in operating assets and liabilities	(222.1)	61.7
Net Cash Provided by Operating Activities	497.9	694.3
INVESTING ACTIVITIES
Property acquisitions	(22.0)	(4.0)
Property, plant and equipment, including dry exploratory well expense	(719.9)	(681.5)
Proceeds from disposition of assets	143.0	3.6
Other expenditures	—	—
Net Cash Used in Investing Activities	(598.9)	(681.9)
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	55.8	(29.4)
Long-term debt issued	—	800.0
Long-term debt issuance costs paid	—	(8.8)
Long-term debt repaid	—	(6.7)
Proceeds from credit facility	898.5	194.5
Repayments of credit facility	(700.0)	(801.0)
Treasury stock repurchases	(7.5)	(9.8)
Other capital contributions	2.9	3.4
Dividends paid	(7.2)	(7.1)
Excess tax benefit on share-based compensation	1.3	2.0
Distribution to noncontrolling interest	(3.1)	(3.1)
Net Cash Provided by Financing Activities	240.7	134.0
Change in cash and cash equivalents	139.7	146.4
Beginning cash and cash equivalents	—	—
Ending cash and cash equivalents	139.7	146.4

QEP RESOURCES, INC. OPERATIONS BY LINE OF BUSINESS (Unaudited) QEP Energy - Production by Region

	Three Months Ended June 30,			Six Months Ended June 30,
				(in Bcfe)
	2013	2012	Change	2013	2012	Change
Northern Region
Pinedale	23.2	23.7	(2)%	44.9	45.9	(2)%
Williston Basin	11.1	3.4	226%	20.1	6.5	209%
Uinta Basin	7.0	5.9	19%	12.8	10.5	22%
Legacy	3.5	3.1	13%	7.0	6.8	3%
Total Northern Region	44.8	36.1	24%	84.8	69.7	22%
Southern Region
Haynesville/Cotton Valley	18.8	30.9	(39)%	41.1	58.9	(30)%
Midcontinent	14.3	12.6	13%	30.0	25.2	19%
Total Southern Region	33.1	43.5	(24)%	71.1	84.1	(15)%
Total production	77.9	79.6	(2)%	155.9	153.8	1%

QEP Energy - Total Production

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
QEP Energy Production Volumes
Natural gas (Bcf)	56.9	64.0	(11)%	115.4	123.5	(7)%
Oil (Mbbl)	2,385.2	1,308.0	82%	4,524.1	2,530.5	79%
NGL (Mbbl)	1,115.0	1,297.8	(14)%	2,223.5	2,519.5	(12)%
Total production (Bcfe)	77.9	79.6	(2)%	155.9	153.8	1%
Average daily production (MMcfe)	855.8	875.1	(2)%	861.1	845.1	2%

QEP Energy - Prices

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Natural gas (per Mcf)
Average field-level price	$3.83	$2.17		$3.60	$2.43
Commodity derivative impact	0.44	1.75		0.61	1.60
Net realized price	$4.27	$3.92	9%	$4.21	$4.03	4%
Oil (per bbl)
Average field-level price	$87.31	$81.90		$88.97	$86.14
Commodity derivative impact	2.68	1.70		2.55	(0.19)
Net realized price	$89.99	$83.60	8%	$91.52	$85.95	6%
NGL (per bbl)
Average field-level price	$41.32	$35.27		$43.48	$37.98
Commodity derivative impact	—	2.04		—	1.23
Net realized price	$41.32	$37.31	11%	$43.48	$39.21	11%
Average net equivalent price (per Mcfe)
Average field-level price	$6.07	$3.66		$5.87	$3.99
Commodity derivative impact	0.40	1.47		0.52	1.30
Net realized price	$6.47	$5.13	26%	$6.39	$5.29	21%

QEP Energy - Operating Expenses

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
	(per Mcfe)
Depreciation, depletion and amortization	$3.06	$2.49	23%	$3.06	$2.48	23%
Lease operating expense	0.59	0.52	13%	0.56	0.53	6%
Natural gas, oil and NGL transport & other handling costs	0.76	0.72	6%	0.74	0.70	6%
Production taxes	0.48	0.23	109%	0.46	0.27	70%
Total Operating Expenses	$4.89	$3.96	23%	$4.82	$3.98	21%

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
QEP Field Services Gathering Operating Statistics
Natural gas gathering volumes (millions of MMBtu)	112.0	133.9	(16)%	223.3	257.6	(13)%
Gathering revenue (per MMBtu)	$0.34	$0.34	—%	$0.34	$0.34	—%

QEP Field Services Gathering Margin (in millions)
Gathering	$37.8	$45.8	(17)%	$75.4	$87.7	(14)%
Other Gathering	13.1	9.3	41%	23.3	20.6	13%
Gathering expense	(9.6)	(8.3)	16%	(19.9)	(17.9)	11%
Gathering margin	$41.3	$46.8	(12)%	$78.8	$90.4	(13)%

QEP Field Services Processing Margin (in millions)
NGL sales	$29.2	$36.3	(20)%	$47.0	$83.8	(44)%
Realized gains from commodity derivative contract settlements	—	3.3	—%	—	4.4	—%
Processing (fee-based) revenues	19.4	17.6	10%	35.8	33.6	7%
Other processing revenues	—	—	—%	4.9	3.0	63%
Processing expense	(4.1)	(3.7)	11%	(8.2)	(7.4)	11%
Processing plant fuel and shrink expense	(9.3)	(8.4)	11%	(15.2)	(18.5)	(18)%
Natural gas, oil and NGL transport & other handling costs	(5.4)	(12.0)	(55)%	(8.2)	(20.8)	(61)%
Processing margin	$29.8	$33.1	(10)%	$56.1	$78.1	(28)%
Keep-whole processing margin(1)	$14.5	$19.2	(24)%	$23.6	$48.9	(52)%

QEP Field Services Processing Operating Statistics
Natural gas processing volumes
NGL sales (MBbls)	708.8	985.3	(28)%	1,049.9	2,062.0	(49)%
Average net realized NGL sales price (per Bbl)(2)	$41.21	$40.22	2%	$44.82	$42.76	5%
Total fee-based processing volumes (in millions of MMBtu)	65.5	64.5	2%	119.2	124.2	(4)%
Average fee-based processing revenue (per MMBtu)	$0.30	$0.27	11%	$0.30	$0.27	11%

(1) Keep-whole processing margin is calculated as NGL sales less processing plant fuel and shrink, natural gas, oil and NGL transportation & other handling costs.
(2) Average net realized NGL sales price per barrel is calculated as NGL sales including realized gains from commodity derivative contracts settlements divided by NGL sales volumes.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management defines Adjusted EBITDA as net income before the following items: unrealized gains and losses on derivative contracts, gains and losses from asset sales, interest and other income, income taxes or benefit, interest expense, depreciation, depletion, and amortization, impairment, exploration expense, loss on early extinguishment of debt and certain significant accrued litigation loss contingencies. Management uses Adjusted EBITDA to assess the Company's operating results. Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity and its ability to incur and service debt, fund capital expenditures and make distributions to shareholders and is an important measure for comparing the Company's financial performance to other gas and oil producing companies.

The following tables reconcile QEP Resources’ and its subsidiaries’ net income to Adjusted EBITDA:

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
Three Months Ended June 30, 2013	(in millions)
Net income attributable to QEP	$142.1	$26.4	$9.9	$178.4
Unrealized gains on derivative contracts	(78.1)	—	(5.8)	(83.9)
Net (gain) loss from asset sales	(100.5)	0.1	—	(100.4)
Interest and other income	(3.2)	—	0.1	(3.1)
Income tax provision	82.1	15.1	7.6	104.8
Interest expense	48.9	5.3	(12.8)	41.4
Depreciation, depletion and amortization(1)	238.0	11.4	0.1	249.5
Impairment	0.2	—	—	0.2
Exploration expenses	2.6	—	—	2.6
Adjusted EBITDA	$332.1	$58.3	$(0.9)	$389.5

Three Months Ended June 30, 2012
Net (loss) income attributable to QEP	$(30.3)	$33.3	$(3.7)	$(0.7)
Unrealized losses (gains) on derivative contracts	34.9	(1.5)	5.0	38.4
Interest and other income	(0.7)	(0.1)	(0.1)	(0.9)
Income tax (benefit) provision	(16.6)	19.2	(2.5)	0.1
Interest expense	23.4	3.6	1.2	28.2
Loss on early extinguishment of debt	—	—	0.6	0.6
Depreciation, depletion and amortization(1)	198.0	15.6	0.1	213.7
Impairment	55.4	—	—	55.4
Exploration expenses	2.1	—	—	2.1
Adjusted EBITDA	$266.2	$70.1	$0.6	$336.9

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
	(in millions)
Six Months Ended June 30, 2013
Net income attributable to QEP	$112.3	$48.0	$13.8	$174.1
Unrealized losses (gains) on derivative contracts	5.9	—	(4.5)	1.4
Net (gain) loss from asset sales	(100.6)	0.4	—	(100.2)
Interest and other income	(4.9)	(0.3)	0.1	(5.1)
Income tax provision	64.9	27.6	10.1	102.6
Interest expense	94.2	9.3	(22.7)	80.8
Depreciation, depletion and amortization(1)	476.1	26.5	0.4	503.0
Impairment	0.2	—	—	0.2
Exploration expenses	7.7	—	—	7.7
Adjusted EBITDA	$655.8	$111.5	$(2.8)	$764.5

Six Months Ended June 30, 2012
Net income (loss) attributable to QEP	$77.8	$78.7	$(2.0)	$154.5
Unrealized (gains) losses on derivative contracts	(88.8)	(4.5)	3.4	(89.9)
Net gain from asset sales	(1.5)	—	—	(1.5)
Interest and other income	(2.4)	(0.1)	(0.1)	(2.6)
Income tax provision (benefit)	47.7	42.7	(1.6)	88.8
Interest expense	47.0	5.9	—	52.9
Accrued litigation loss contingency(2)	6.5	—	—	6.5
Loss on early extinguishment of debt	—	—	0.6	0.6
Depreciation, depletion and amortization(1)	381.7	30.3	0.3	412.3
Impairment	61.9	—	—	61.9
Exploration expenses	4.1	—	—	4.1
Adjusted EBITDA	$534.0	$153.0	$0.6	$687.6

(1) Excludes the noncontrolling interest's 22% share, or $0.3 million and $0.7 million during the three months ended June 30, 2013 and 2012, respectively, and $1.0 million and $1.4 million during the six months ended June 30, 2013 and 2012, respectively, of depreciation, depletion and amortization attributable to Rendezvous Gas Services, L.L.C.

(2) Includes certain significant litigation contingency items for the six months ended June 30, 2012.

This release also contains references to the non-GAAP measure of Adjusted Net Income. Management defines Adjusted Net Income as earnings excluding gains and losses from asset sales, unrealized gains and losses on derivative contracts, certain significant accrued litigation loss contingencies, and non-cash price-related asset impairments. Management believes Adjusted Net Income is an important measure of the Company’s operational performance relative to other gas and oil producing companies.

The following table reconciles net income attributable to QEP Resources’ to Adjusted Net Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, except per earnings per share)
Net (loss) income attributable to QEP	$178.4	$(0.7)	$174.1	$154.5
Adjustments to net income
Net gain from asset sales	(100.4)	—	(100.2)	(1.5)
Income taxes on net gain on asset sales	37.4	—	37.3	0.6
Unrealized loss (gain) on derivative contracts	(83.9)	38.4	1.4	(89.9)
Income taxes on unrealized loss (gain) on derivative contracts	31.3	(14.2)	(0.4)	33.5
Accrued litigation loss contingency(1)	—	—	—	6.5
Income taxes on accrued litigation loss contingency	—	—	—	(2.4)
Loss on early extinguishment of debt	—	0.6	—	0.6
Income taxes on loss from early extinguishment of debt	—	(0.2)	—	(0.2)
Non-cash price-related impairment charge	—	48.9	—	49.3
Income taxes on non-cash price-related impairment charge	—	(18.2)	—	(18.3)
Total after-tax adjustments to net income	(115.6)	55.3	(61.9)	(21.8)
Adjusted net income attributable to QEP Resources	$62.8	$54.6	$112.2	$132.7

Earnings per Common Share attributable to QEP
Diluted earnings per share	$0.99	$—	$0.97	$0.87
Diluted after-tax adjustments to net income per share	(0.65)	0.31	(0.35)	(0.13)
Diluted Adjusted Net Income per share	$0.34	$0.31	$0.62	$0.74

Weighted-average common shares outstanding
Diluted(2)	179.5	178.6	179.4	178.5

Weighted-average common shares outstanding diluted Non-GAAP reconciliation(2)
Weighted-average common shares outstanding used in GAAP diluted calculation		177.7
Potential number of shares issuable upon exercise of in-the-money stock options under the long-term stock incentive plan		0.9
Weighted-average common shares outstanding used in Non- GAAP diluted calculation		178.6

(1) Includes certain significant litigation contingency items for the six months ended June 30, 2012.
(2) The three months ended June 30, 2012, diluted common shares outstanding for purposes of calculating Diluted Adjusted Net Income per share include potential increases in shares that could result from the exercise of in-the-money stock options. These potential shares are excluded for the three months ended June 30, 2012, in calculating earnings-per-share for GAAP purposes, because the effect is antidilutive due to the Company's net loss for GAAP purposes.

The following table presents open 2013 derivative positions as of July 26, 2013:

QEP Energy Commodity Derivative Positions

Year	Type of Contract	Index	Total Volumes	Weighted-Average Price per Unit
			(in millions)
Natural gas			(MMBtu)
2013	Swap	IFNPCR(1)	31.8	$5.49
2013	Swap	NYMEX	25.4	$3.81
2014	Swap	IFNPCR	32.9	$4.00
2014	Swap	NYMEX	25.6	$4.19
Crude oil			(Bbls)
2013	Swap	NYMEX WTI	3.6	$98.28
2013	Swap	BRENT ICE	0.2	$107.80
2014	Swap	NYMEX WTI	8.0	$93.29
(1) IFNPCR - Inside FERC monthly settlement index for the Northwest Pipeline Corp. Rocky Mountains.

QEP Marketing Commodity Derivative Positions

Year	Type of Contract	Index	Total Volumes	Weighted-Average Price per MMBtu
			(in millions)
Natural gas sales			(MMBtu)
2013	Swap	IFNPCR	2.0	$3.81
2014	Swap	IFNPCR	1.1	$3.84
Natural gas purchases			(MMBtu)
2013	Swap	IFNPCR	1.7	$3.56
2014	Swap	GDKERN	0.2	$3.53
2014	Swap	IFNPCR	0.2	$3.82